EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P. DECLARES INCREASED THIRD QUARTER 2003

DISTRIBUTION OF $0.5125 PER COMMON AND SUBORDINATED UNIT

PHILADELPHIA, October 20, 2003 — Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. (NYSE: SXL), declared an increased cash distribution for the third quarter 2003 of $0.5125 per common and subordinated partnership unit ($2.05 annualized) payable November 14, 2003, to unitholders of record on November 4, 2003, an increase of $0.0125 per partnership unit on a quarterly basis ($0.05 annualized increase).

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline system consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in the Yellowstone Pipe Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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